Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We also consent to the incorporation by reference in the Registration Statement of COMSovereign Holding Corp. on Forms S-8 (File No. 333-258104) and S-3 (File No. 333-259307) of our report dated August 15, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of COMSovereign Holding Corp. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of COMSovereign Holding Corp. for the year ended December 31, 2021.

/S/ Marcum LLP

Marcum LLP

New York, New York

August 15, 2022